Exhibit 4.1

RSC HOLDINGS INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

As Amended Through May 29, 2008

Article I

Purpose

RSC Holdings Inc. has established this stock incentive plan to foster and promote its long-term financial success. Capitalized terms have the meaning given in Article XVII.

Article II

Powers of the Board

Section 2.1 Power to Grant Awards. The Board shall select Employees to participate in the Plan. The Board shall also determine from time to time whether, and the terms under which, Eligible Directors (or classes or categories of Eligible Directors) may receive Director Share Awards or other Awards. The Board shall determine the terms of each Award, consistent with the Plan. Notwithstanding the foregoing, the Compensation Committee of the Board may determine the specific number of Common Shares to be offered and/or Options to be granted to an individual Employee or Eligible Director, in each case otherwise consistent with the terms of the Plan.

Section 2.2 Administration. The Board shall be responsible for the administration of the Plan. The Board may prescribe, amend and rescind rules and regulations relating to the administration of the Plan, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Board under the Plan shall be exercised by the Board in its sole discretion. Determinations, interpretations or other actions made or taken by the Board under the Plan shall be final, binding and conclusive for all purposes and upon all persons.

Section 2.3 Delegation by the Board. All of the powers, duties and responsibilities of the Board specified in this Plan may be exercised and performed by any duly constituted committee thereof to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities, and any determination, interpretation or other action taken by such committee shall have the same effect hereunder as if made or taken by the Board.

Article III

Shares Subject to Plan

Section 3.1 Number. The maximum number of shares of Common Shares that may be issued under the Plan or be subject to Awards may not exceed ten million nine hundred eighty-two thousand nine hundred forty-three (10,982,943) shares. The shares of Common Shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Common Shares that are not reserved for any other purpose.

Section 3.2 Canceled, Terminated or Forfeited Awards. If any Award or portion thereof is for any reason forfeited, canceled or otherwise terminated without exercise, the Common Shares subject to such Award or portion thereof shall again be available for grant under the Plan.

Section 3.3 Adjustment in Capitalization. The number of Common Shares available for issuance under the Plan, the maximum number of Common Shares that may be awarded to any Employee pursuant to Section 2.4, and the number, class, exercise price or other terms of any outstanding Award shall be adjusted by the Board to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Common Shares in order to prevent the dilution or enlargement of benefits thereunder.

Section 3.4 Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 2.3 relating to capitalization adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights, Performance Stock, Performance Units, or any combination thereof covering an aggregate of more than one million five hundred thousand (1,500,000) Common Shares.

Article IV

Stock Purchase

Section 4.1 Awards and Administration. The Board may offer and sell Common Shares to Participants at such time or times as it shall determine, the terms of which shall be set forth in a Purchase Agreement.

Section 4.2 Minimum Purchase Price. Unless otherwise determined by the Board, the purchase price for any Common Shares to be offered and sold pursuant to this Article IV shall not be less than the Fair Market Value on the date of grant.

Section 4.3 Payment. Unless otherwise determined by the Board, the purchase price with respect to any Common Shares offered and sold pursuant to this Article IV shall be paid in cash or other readily available funds simultaneously with the closing of the purchase of such Common Shares.

Article V

Terms of Options

Section 5.1 Grant of Options. The Board may grant Options to Participants at such time or times as it shall determine. Options granted pursuant to the Plan will not be “incentive stock options” as defined in the Code unless otherwise determined by the Board. Each Option granted to a Participant shall be evidenced by an Option Agreement that shall specify the number of Common Shares that may be purchased pursuant to such Option, the exercise price at which a Common Share may be purchased pursuant to such Option, the duration of such Option (not to exceed the tenth anniversary of the grant date), and such other terms as the Board shall determine.

Section 5.2 Exercise Price. The exercise price per Common Share to be purchased upon exercise of an Option shall not be less than the Fair Market Value on the date such Option is granted.

Section 5.3 Vesting and Exercise of Options. Options shall become vested or exercisable in accordance with the vesting schedule or upon the attainment of such performance criteria as shall be specified by the Board on or before the grant date unless otherwise determined by the Board. Unless otherwise determined by the Board or the Compensation Committee on or before the grant date, one fifth of the Options shall vest and become exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date. The Board or the Compensation Committee may accelerate the vesting or exercisability of any Option, all Options or any class of Options at any time and from time to time.

Section 5.4 Payment. The Board shall establish procedures governing the exercise of Options, which procedures shall generally require that prior written notice of exercise be given and that the exercise price (together with any required withholding taxes or other similar taxes, charges or fees) be paid in full in cash, cash equivalents or other readily-available funds at the time of exercise. Notwithstanding the foregoing, on such terms as the Board may establish from time to time (i) the Board may permit a Participant to tender any Common Shares such Participant has owned for at least six months and one day for all or a portion of the applicable exercise price or minimum required withholding taxes and (ii) the Board may authorize the Company to establish a broker-assisted exercise program. In connection with any Option exercise, the Company may require the Participant to furnish or execute such other documents as it shall reasonably deem necessary to (a) evidence such exercise, (b) determine whether registration is then required under the U.S. federal securities laws or similar non-U.S. laws or (c) comply with or satisfy the requirements of the U.S. federal securities laws, applicable state or non-U.S. securities laws or any other law.

Section 5.5 Termination of Service. Unless otherwise determined by the Board on or before the grant date and except as provided in Article XV, if a Participant’s service with the Company and its Subsidiaries terminates, such Participant’s Options shall be treated as follows:

any unvested Options shall terminate effective as of such termination of service (determined without regard to any statutory or deemed or express contractual notice period); provided that if the Participant’s service with the Company is terminated in a Special Termination (i.e., by reason of the Participant’s death or Disability), any unvested time-based Options held by the Participant shall immediately vest as of the effective date of such Special Termination;

except in the case of a termination for Cause, vested Options shall remain exercisable through the earliest of (i) the normal expiration date, (ii) 90 days after the Participant’s termination of service (determined without regard to any statutory or deemed or express contractual notice period), (iii) 180 days in the case of a Special Termination or a Normal Retirement and (iv) any cancellation pursuant to Section 10.1; and in the case of a termination for Cause, any and all Options held by such Participant (whether or not then vested or exercisable) shall terminate immediately upon such termination of service.

Article VI

Stock Appreciation Rights

Section 6.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Board. Stock Appreciation Rights may be granted only on a freestanding basis, and not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Board shall approve.

Section 6.2 Terms and Conditions of Stock Appreciation Rights. Unless otherwise determined by the Board at or after the date of grant, the terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Article V above were the grant of the Stock Appreciation Rights a grant of an Option.

Section 6.3 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in Common Shares or in a combination thereof, as determined by the Board, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a Common Share at the date of exercise over the Stock Appreciation Right’s base value or exercise price, by the number of Common Shares with respect to which the Stock Appreciation Rights are then being exercised.

Article VII

Restricted Stock and Restricted Stock Units

Section 7.1 Grant of Restricted Stock and Restricted Stock Units. The Board shall have the power to grant Restricted Stock or Restricted Stock Units to any Participant and to determine (a) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (b) the Period(s) of Restriction and (c) the other terms and conditions of such Awards. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by a written agreement setting forth the terms of such Award.

Section 7.2 Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

Section 7.3 Vesting of Restricted Stock and Restricted Stock Units. Restricted Stock or Restricted Stock Units granted pursuant to Section 7.1 shall vest and become nonforfeitable, and the Period of Restriction with respect to such Restricted Stock or Restricted Stock Units will lapse, in accordance with the vesting schedule determined by the Board at the time of grant.

Section 7.4 Dividend Equivalents.

Restricted Stock. Unless otherwise determined by the Board at the time of grant, Participants holding outstanding Restricted Stock shall not be entitled to receive any dividends or Dividend Equivalents paid with respect to such shares of Restricted Stock.

Restricted Stock Units. The Board will determine whether and to what extent to credit to the account of, or to pay currently to, each recipient of a Restricted Stock Unit, any Dividend Equivalents. To the extent provided by the Board at or after the date of grant, any cash Dividend Equivalents credited to a Participant’s account shall be deemed to have been invested in Shares on the record date established for the related dividend and, accordingly, a number of Restricted Stock Units shall be credited to such Participant’s account equal to the greatest whole number which may be obtained by dividing (i) the value of such Dividend Equivalents on the record date by (ii) the Fair Market Value of a Share on such date. Any additional Restricted Stock Units credited in respect of Dividend Equivalents shall become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable in respect of the Restricted Stock Units with respect to which such Dividend Equivalents were payable.

Section 7.5 Termination of Service. Unless otherwise determined by the Board at or after the date of grant and except as provided in Article XV, in the event a Participant’s service terminates by reason of a Normal Retirement during the Period of Restriction, a pro rata portion of any Common Shares related to a Restricted Stock or Restricted Stock Unit held by such Participant shall become nonforfeitable, based upon the percentage of which the numerator is the portion of the Period of Restriction that expired prior to the Participant’s termination and the denominator is the number of days in the Period of Restriction. Unless otherwise determined by the Board at or after the date of grant, in the event a Participant’s service terminates because of a Special Termination during the Period of Restriction, any Common Shares related to a Restricted Stock or Restricted Stock Unit held by such Participant shall become nonforfeitable. Unless otherwise determined by the Board at or after the date of grant, in the event a Participant’s service terminates for any reason other than a Special Termination or Normal Retirement during the Period of Restriction, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and cancelled as of the date of such termination of service.

Section 7.6 Settlement of Restricted Stock Units. Unless otherwise determined by the Board at or after the date of grant and except provided in Article XV, when a Period of Restriction with respect to an Award of Restricted Stock Units lapses and the Restricted Stock Units become vested and nonforfeitable, the Participant shall receive (i) one Common Share for each such Restricted Stock Unit (including additional Restricted Stock Units credited in respect of Dividend Equivalents) or (ii) if the Board so determines, the Board may direct the Company to pay to the Participant the Fair Market Value of such Common Shares as of such payment date.

Article VIII

Performance Awards

Section 8.1 Grant of Performance Stock and Performance Units. The Board shall have the authority to grant Performance Stock or Performance Units to any Participant and to determine (a) the number of Performance Stock and the number of Performance Units to be granted to each Participant, (b) the restrictions pursuant to which such Award is subject to forfeiture by reason of the Performance Criteria established by the Board pursuant to Section 8.2 not being met in whole or in part and (c) the other terms and conditions of such Awards. Each grant of Performance Stock or Performance Units shall be evidenced by a written agreement setting forth the terms of such Award.

Section 8.2 Performance Criteria.

Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code, if applicable), the Board shall establish the performance objective or objectives for the applicable Performance Period that must be satisfied in order for an Award to be vested and nonforfeitable (the “Performance Criteria”). Any performance objectives established by the Board may measure performance on a Company-wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measures of the selected performance criteria. Any performance objective may measure performance on an individual basis, as appropriate. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of performance objectives for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non- U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives.

The Performance Criteria that shall be used to establish performance objectives may be based on any one of, or combination of, the following, as determined by the Board: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) margin; (ix) operating income; (x) income (before or after taxes); (xi) operating income after tax; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) improvement in or attainment of working capital levels; (xvii) economic value added (or an equivalent metric); (xviii) market share; (xix) cash flow; (xx) cash flow per share; (xxi) share price performance; (xxii) debt reduction; (xxiii) implementation or completion of projects or processes; (xxiv) customer satisfaction; (xxv) stockholders’ equity; (xxvi) capital expenditures; (xxvii) debt levels; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

With respect to any criteria listed above, the Board may adjust the definition of the criteria by providing that such criteria shall apply on either a net or gross basis, if applicable, and excluding elements of the criteria or including an additional element, provided the achievement or non-achievement of the resulting criteria can be objectively determined by the financial information collected by the Company in the preparation of its financial reports. For example, the income criteria could be net income, and modified to exclude the net income of a division of the Company. Also by way of example, the earnings before interest, taxes, depreciation and amortization could be modified to take into account one of the aforementioned excluded elements in the calculation of this criterion. Furthermore, a criteria could be created that compares the Company’s performance in a criteria listed above to the approved budget for such criteria or to the performance over the same performance period of a pre-selected group of companies or a pre-selected index. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

The Performance Criteria related to Performance Stock or Performance Units shall be achieved upon the determination by the Board that the objective or objectives for the applicable Performance Period have been attained, in whole or in part. The Board may provide at the time of grant that in the event the objective or objectives are attained in part, a specified portion (which may be zero) of the Award will vest and become nonforfeitable and the remaining portion shall be forfeited.

Section 8.3 Dividend Equivalents.

Performance Stock. Unless otherwise determined by the Board at or after the date of grant, Participants granted Performance Stock shall not be entitled to receive cash dividends or Dividend Equivalents.

Performance Units. The Board will determine whether and to what extent to credit to the account of, or to pay currently to, each recipient of a Performance Unit, any Dividend Equivalents. To the extent provided by the Board at or after the date of grant, any cash Dividend Equivalents with respect to the Performance Units credited to a Participant’s account shall be deemed to have been invested in Common Shares on the record date established for the related dividend and, accordingly, a number of Performance Units, as the case may be, shall be credited to such Participant’s account equal to the greatest whole number which may be obtained by dividing (i) the value of such Dividend Equivalents on the record date by (ii) the Fair Market Value of a Share on such date. Any additional Performance Unit credited in respect of Dividend Equivalents shall become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable in respect of the Performance Unit with respect to which such Dividend Equivalents were payable.

Section 8.4 Termination of Service. Unless otherwise determined by the Board at or after the date of grant and except as provided in Article XV, in the event that a Participant’s service terminates by reason of a Normal Retirement during the Performance Period, any award of Performance Stock or Performance Units shall become vested and nonforfeitable at the end of the Performance Period as to that number of such Performance Stock or Performance Units, as the case may be, that is equal to that percentage, if any, of such Award that would have been earned had the Participant’s service not so terminated prior to the expiration of the Performance Period times a fraction, the numerator of which is the number of days in service during the Performance Period and the denominator of which is the total number of days during the Performance Period. Unless otherwise determined by the Board at or after the date of grant, in the event that a Participant’s service terminates because of a Special Termination during the Performance Period, any award of Performance Stock or Performance Units shall become vested and nonforfeitable at the end of the Performance Period as to that number of such Performance Stock or Performance Units, as the case may be, that is equal to that percentage, if any, of such Award that would have been earned had the Participant’s service not so terminated prior to the expiration of the Performance Period. Unless otherwise determined by the Board at or after the date of grant, in the event a Participant’s service terminates for any reason other than a Special Termination or Normal Retirement during the Performance Period, any Performance Stock or Performance Units held by such Participant shall be forfeited and cancelled as of the date of such termination of service.

Section 8.5 Settlement of Performance Units. Unless otherwise determined by the Board at or after the date of grant and except provided in Article XV, when the Performance Criteria with respect to an Award of Performance Units is achieved and the Performance Units become vested and nonforfeitable, the Participant shall receive (i) one Common Share for each such Performance Unit (including additional Performance Units credited in respect of Dividend Equivalents, if any) or (ii) if the Board so determines, the Board may direct the Company to pay to the Participant the Fair Market Value of such Common Shares as of such payment date.

Section 8.6 Newly Eligible Participants. Notwithstanding anything in this Article VIII to the contrary, the Board shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive an Award of Performance Stock, Performance Stock Units or Performance Units after the commencement of a Performance Period.

Article IX

Deferred Shares

Section 9.1 Deferred Share Awards. The Board shall have the authority to grant Deferred Shares to any Participant and to determine (i) the number of Deferred Shares granted to each Participant, (ii) the date such

Deferred Shares shall become vested and (iii) the date such Deferred Shares will be payable to the Participant. In addition, on such date or dates as shall be established by the Board and subject to such terms and conditions as the Board shall determine and set forth in a written program that satisfies the requirements of Section 409A of the Code and other applicable laws, a Participant may be permitted to elect to defer receipt of all or a portion of his annual compensation and/or annual incentive bonus (“Deferred Amount”) payable by the Company or a Subsidiary and receive in lieu thereof a number of Deferred Shares equal to the greatest whole number which may be obtained by dividing (i) the Deferred Amount by (ii) the Fair Market Value of a Share on the date such compensation or bonus would otherwise have been payable to the Participant. No Shares will be issued at the time an award of Deferred Shares is made and the Company shall not be required to set aside a fund for the payment of any such award. The Company will establish a separate account for the Participant and will record in such account the number of Deferred Shares awarded to the Participant. To the extent the Board so determines, a Participant who elects to defer receipt of his or her compensation or bonus and receive Deferred Shares may also receive that number of supplemental Deferred Shares (“Supplemental Units”) equal to the greatest whole number which may be obtained by dividing (i) such percentage of the Deferred Amount as is determined by the Board by (ii) the Fair Market Value of a Share on the date of grant. Each grant of Deferred Shares and Supplemental Units shall be evidenced by a written agreement setting forth the terms of such Award.

Section 9.2 Vesting of Deferred Shares and Supplemental Units. Unless otherwise determined by the Board at or after the date of grant, the Deferred Shares together with any Dividend Equivalents credited with respect thereto, shall be fully vested at all times. The Supplemental Units together with any Dividend Equivalents credited with respect thereto, will become vested in accordance with the vesting schedule determined by the Board, subject to the Participant’s continuous service with the Company or a Subsidiary through such vesting date.

Section 9.3 Dividend Equivalents. The Board will determine whether and to what extent Dividend Equivalents will be credited to the account of, or paid currently to, a recipient of Deferred Shares or Supplemental Units. To the extent provided by the Board at or after the date of grant, any cash Dividend Equivalents with respect to the Deferred Shares and Supplemental Units deemed credited to a Participant’s account shall be deemed to have been invested in Shares on the record date established for the related dividend and, accordingly, a number of Deferred Shares or Supplemental Units, as the case may be, shall be credited to such Participant’s account equal to the greatest whole number which may be obtained by dividing (i) the amount of such Dividend Equivalent on the record date by (ii) the Fair Market Value of a Common Share on such date.

Section 9.4 Termination of Service. Unless otherwise determined by the Board at or after the date of grant and except as provided in Article XV, in the event that a Participant’s service terminates by reason of a Special Termination or Normal Retirement during the vesting period, any Supplemental Units (and related Dividend Equivalents, if any) granted to a Participant shall become vested and nonforfeitable. Unless otherwise determined by the Board at or after the date of grant, in the event a Participant’s service terminates for any reason other than a Special Termination, Normal Retirement or Cause during the vesting period, any Supplemental Units (and related Dividend Equivalents, if any) held by such Participant, to the extent unvested, shall be forfeited and cancelled as of the date of such termination of service. In the event that a Participant’s service is terminated for Cause (or, following the date the Participant’s service terminates, the Board determines that circumstances exist such that the Participant’s service could have been terminated for Cause), any Supplemental Units (and related Dividend Equivalents, if any) granted to such Participant, whether or not then vested, shall be forfeited and cancelled as of the date of such termination of service.

Section 9.5 Settlement of Deferred Shares. Unless otherwise determined by the Board at or after the date of grant and except as provided in Article XV, a Participant shall receive as of the date of such Participant’s termination of service (or such other date as may be elected by the Participant or required by the Board in accordance with the rules and procedures of the Board) (i) one Common Share for each Deferred Share credited to such Participant’s account and (ii) subject to Section 9.4, one Common Share for each Supplemental Unit that shall have become vested. The Board may provide in the Award agreement applicable to any Deferred Shares or Supplemental Units that, in lieu of issuing Common Shares, the Board may direct the Company to pay to the Participant the Fair Market Value of such Common Shares as of such payment date.

Section 9.6 Further Deferral Elections. A Participant may elect to further defer receipt of Common Shares issuable in respect of Deferred Shares (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Board’s approval and to such terms as are determined by the Board, all in its sole discretion. Subject to any exceptions adopted by the Board, such election must generally be made at least 12 months prior to the original settlement date of such Deferred Shares (or any such installment thereof) and such election may not take effect until the expiration of such 12 month period. A further deferral opportunity does not have to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.

Article X

Change in Control

Section 10.1 Accelerated Vesting and Payment. Subject to the provisions of Section 10.2 and the applicable Award Agreement, in the event of a Change in Control, (a) (i) all Options and Stock Appreciation Rights shall become exercisable, (ii) the Period of Restriction on all Restricted Stock, Restricted Stock Units and freestanding Deferred Stock shall lapse immediately prior to such Change of Control, (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock shall be issued to each Participant then holding such Award immediately prior to such Change in Control or, at the discretion of the Board (as constituted immediately prior to the Change in Control), (iv) any Performance Period in progress at the time of the Change in Control for which Performance Stock or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control and all Participants granted such Awards shall be deemed to have earned a pro rata award equal to the product of (I) such Participant’s target award opportunity with respect to such Award for the Performance Period in question and (II) the percentage of performance objectives achieved as of the date on which the Change in Control occurs, and any portion of such Award for which the applicable pro rated performance objectives have not been achieved shall be forfeited and canceled as of the date of such Change in Control and (b) in connection with the foregoing the Board (as constituted immediately prior to the Change in Control) may provide that each such Option, Stock Appreciation Right, Restricted Stock Unit, Deferred Stock and/or vested Performance Unit shall be canceled in exchange for an amount equal to the product of (X)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of other such Awards, the Change in Control Price, multiplied by (Y) the aggregate number of shares of Common Stock covered by such Award.

Section 10.2 Alternative Awards. Notwithstanding Section 10.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award or any class of Awards if the Board reasonably determines in good faith prior to the occurrence of a Change in Control that such Award or Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award an “Alternative Award”), by a Participant’s employer (or the parent or a Subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must:

1. be based on stock that is traded on an established U.S. securities market, or that will be so traded within 60 days of the Change in Control;

2. provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

3. have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

4. have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated or constructively terminated, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

For this purpose, any Alternative Award shall be deemed to have a substantially equivalent economic value to an Option if the Alternative Award reflects the intrinsic value of the Option, if any, determined at the time of the Change in Control. Therefore, if at the time of the Change in Control an Option does not have any intrinsic value (i.e., the exercise price is not less than the Change in Control Price), then the Company shall have no obligation to issue an Alternative Award or pay any cash settlement in exchange for cancellation of the Option under this Article IX.

For this purpose, a constructive termination shall mean a termination by a Participant following (i) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, (ii) a material reduction in the Participant’s responsibilities or (iii) the relocation of the Participant’s principal place of work to a location that is more than 50 miles from the Participant’s principal place of work immediately prior to the Change in Control, in each case without the Participant’s written consent.

Section 10.3 Limitation of Benefits. If, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, a Participant would receive any payment, deemed payment or other benefit as a result of the operation of Section 10.1 or 10.2 that, together with any other payment, deemed payment or other benefit a Participant may receive under any other plan, program, policy or arrangement, would (1) constitute an “excess parachute payment” under section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code,, then, notwithstanding anything in this Plan to the contrary, the payments, deemed payments or other benefits such Participant would otherwise receive under Section 9.1 or 9.2 shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Participant shall have no further rights or claims with respect thereto. If a reduction in payments or benefits is necessary, reduction shall occur in the following order unless Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the payment): reduction of cash payments, cancellation of accelerated vesting of Awards; reduction of other benefits. In the event that acceleration of vesting of Awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of such Award (i.e., the earliest granted Award cancelled last) unless Participant elects in writing a different order for cancellation.

Article XI

Director Share Awards

The Board may provide for the grant of Director Share Awards to Eligible Directors (or categories or classes of Eligible Directors) on such terms as the Board shall determine from time to time, including as part of the retainer or other fees payable to an Eligible Director, or as part of an arrangement that permits the deferral of payment of such fees, on a mandatory or elective basis, into the right to receive Common Shares and distributions thereon in the future or a cash payment measured by reference to the value therof. Any arrangement for the deferral of fees under this Article X shall be set forth in writing and in compliance with the requirements of Section 409A of the Code and other applicable laws.

Article XII

Authority to Vary Terms or Establish Local Jurisdiction Plans

The Board may vary the terms of Awards under the Plan, or establish sub-plans under this Plan to authorize the grant of awards that have additional or different terms or features from those otherwise provided for in the Plan, if and to the extent the Board determines necessary or appropriate to permit the grant of awards that are best suited to further the purposes of the Plan and to comply with applicable securities laws in a particular jurisdiction or provide terms appropriately suited for Employees in such jurisdiction in light of the tax laws of such jurisdiction while being as consistent as otherwise possible with the terms of Awards under the Plan; provided that this Article XII shall not be deemed to authorize any increase in the number of Common Shares available for issuance under the Plan set forth in Section 3.1.

Article XIII

Stockholder Rights

A Participant shall have no rights as a stockholder with respect to any Common Shares covered by an Award until he or she shall have become the holder of record of such Common Share(s), and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect to any such Common Shares, except as otherwise specifically provided for in this Plan.

Article XIV

Forfeiture and Recoupment for Financial Reporting Misconduct

If the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, and if a Participant knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct (as determined by the Board), or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the Participant shall forfeit and disgorge to the Company any Award or portion thereof that would not have been earned hereunder absent such materially non- complying financial reporting.

Article XV

Section 409A of the Code

In connection with a Participant’s termination of employment, the payment, settlement or exercisability of an Award held by a Participant who the Board reasonably believes is a “specified employee” (within the meaning of Section 409A of the Code) shall not be made before the first business day that is six months and one day after the date of such Participant’s termination of employment (or, if earlier, upon death) if the Board reasonably believes an Award to be subject to Section 409A(a)(2)(B) of the Code. Notwithstanding anything to the contrary in the Plan, the Board may in its absolute discretion alter or amend any of the provisions of this Plan if such alteration or amendment would be required to comply with Section 409A of the Code or any regulations promulgated thereunder.

Article XVI

Amendment, Modification, and Termination of the Plan

The Board may terminate or suspend the Plan at any time, and may amend or modify the Plan from time to time. No amendment, modification, termination or suspension of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the Participant holding such Award or the consent of a majority of Participants holding similar Awards (such majority to be determined based on the number of shares covered by such Awards). Shareholder approval of any such amendment, modification, termination or suspension shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Board.

Article XVII

Definitions

Section 17.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person; provided that a director, member of management or other Employee of the Company or any of its Subsidiaries shall not be deemed to be an Affiliate of the Investors. For these purposes, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person by reason of ownership of voting securities, by contract or otherwise.

“Alternative Award” has the meaning given in Section 10.2.

“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit, Deferred Share, or Supplemental Unit granted under the Plan or any combination thereof, including Awards combining two or more types of Awards in a single grant.

“Award Agreement” means a Subscription Agreement, an Option Agreement or any other agreement evidencing an Award.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in the Award Agreement, any of the following: (1) the failure of the Participant to implement or adhere to material policies, practices, or directives of the Company, including of the Board; (2) conduct of a fraudulent and/or criminal nature; (3) any action of the Participant outside the scope of his or her duties that results in material financial harm to the Company, or (4) conduct that is in violation of any provision of any agreement between the Company or any of its affiliates and the Participant (including any noncompetition, noninterference, nonsolicitation or confidentiality agreement). A termination for Cause shall be deemed to include a determination following a Participant’s termination of service for any reason that the circumstances existing prior to such termination for the Company or one of its Subsidiaries to have terminated such Participants service for Cause.

“Change in Control” means the first to occur of the following events after the Effective Date:

(i) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or by the Investors, or any Affiliates of any of the foregoing;

(ii) the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (iii); or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

Notwithstanding the foregoing, a Public Offering shall not constitute a Change in Control.

“Change in Control Price” means the price per Common Share offered in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the Change in Control price shall be determined in good faith by the Board as constituted immediately prior to the Change in Control.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Shares” means the Common Stock, no par value, of the Company.

“Company” means RSC Holdings Inc., a Delaware corporation, and any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Deferred Amount” has the meaning given in Section 9.1.

“Deferred Share” means the deferred share units that confer upon a Participant the right to receive Shares at the end of a specified deferral period as set forth in Article IX.

“Director Share Award” means an award pursuant to Article XI to an Eligible Director of Common Shares, a right to receive Common Shares or a payment measured by reference thereto and distributions thereon.

“Disability” means, unless otherwise provided in an Award Agreement, a Participant’s long-term disability within the meaning of the long-term disability insurance plan or program of the Company or any Subsidiary then covering the Participant, or in the absence of such a plan or program, as determined by the Board. The Board’s reasoned and good faith judgment of Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Board.

“Dividend Equivalents” means dividends paid by the Company with respect to Shares corresponding to Awards awarded under the Plan.

“Effective Date” has the meaning given in Section 12.12.

“Eligible Director” means a member of the Board other than an employee or officer of the Company or any of its Subsidiaries.

“Employee” means any executive, officer or other employee of the Company or any Subsidiary.

“Fair Market Value” means, as of any date of determination prior to a Public Offering, the per share fair market value on such date of a share of Common Shares as determined in good faith by the Board. In making a determination of Fair Market Value, the Board shall give due consideration to such factors as it deems appropriate, including, but not limited to, the earnings and other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, the fair market value of securities of companies engaged in businesses similar to those of the Company, and any recent valuation of the Common Shares that shall have been performed by an independent valuation firm (although nothing herein shall obligate the Board to obtain any such independent valuation). The determination of Fair Market Value will not give effect to any restrictions on transfer of the Common Shares or take into account any control premium, but shall be determined taking into account the fact that such shares would represent a minority interest in the Company and are illiquid. Following a Public Offering, “Fair Market Value” shall mean, as of any date of determination, the closing market price of the underlying security on such date per share of Common Shares as reported on the principal stock exchange on which the shares of Common Shares are then listed.

“Investors” means collectively (i) Ripplewood Partners II, L.P., Oak Hill Capital Partners II, L.P., and Oak Hill Capital Management Partners II, L.P (ii) any Affiliate of any thereof, including any investment fund or vehicle managed, sponsored or advised by any thereof, and (iii) any successor in interest to any thereof.

“Normal Retirement” means a termination of the Participant’s employment or service under circumstances that the Board determines as qualifying as retirement at normal retirement age for purposes of the Plan.

“Option” means the right granted pursuant to the Plan to purchase one Common Share.

“Option Agreement” means an agreement between the Company and a Participant embodying the terms of any Options granted pursuant to the Plan and in the form approved by the Board from time to time for such purpose.

“Participant” means any Employee or Eligible Director who is granted an Award.

“Performance Criteria” has the meaning given in Section 8.2.

“Performance Period” means the period, as determined by the Board, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved; provided, that the duration of any Performance Period shall be at least twelve months.

“Performance Stock” shall mean an award of Common Stock that is forfeitable until the achievement of specified Performance Criteria as provided for in Section 8.1.

“Performance Unit” shall mean a contractual right to receive Common Stock, or, at the discretion of the Board, cash based on the Fair Market Value of Common Stock, made pursuant to Section 8.1 that is forfeitable by the Participant until the achievement of specified Performance Criteria or until otherwise determined by the Board or in accordance with the terms of the Plan.

“Period of Restriction” means the period during which a Restricted Stock or Restricted Stock Unit is subject to forfeiture.

“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Plan” means this RSC Holdings Inc. Amended and Restated Stock Incentive Plan.

“Public Offering” means the first day as of which (i) sales of Common Shares are made to the public pursuant to an underwritten public offering of the Common Shares led by one or more underwriters at least one of which is an underwriter of nationally recognized standing or (ii) the Board has determined that shares of the Common Shares otherwise have become publicly-traded for this purpose.

“Restricted Stock” means an award of Common Stock made pursuant to Section 7.1 that is forfeitable by the Participant until the completion of a specified period of future service or until otherwise determined by the Board or in accordance with the terms of the Plan.

“Restricted Stock Unit” means a contractual right to receive Common Stock, or, at the discretion of the Board, cash based on the Fair Market Value of Common Stock, made pursuant to Section 7.1 that is forfeitable by the Participant until the completion of a specified period of future service or until otherwise determined by the Board or in accordance with the terms of the Plan.

“Special Termination” means a termination by reason of the Participant’s death or Disability.

“Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Shares, in an amount to be determined under Article VII of the Plan.

“Subscription Agreement” means a stock subscription agreement between the Company and a Participant embodying the terms of any stock purchase made pursuant to the Plan and in the form approved by the Board from time to time for such purpose.

“Subsidiary” means any corporation, limited liability company or other entity, a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

“Supplemental Unit” has the meaning given in Section 9.1.

Section 17.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article XVIII

Miscellaneous Provisions

Section 18.1 Nontransferability of Awards. Except as otherwise provided herein or as the Board may permit on such terms as it shall determine, no Awards granted under the Plan may be sold, transferred, pledged, assigned, hedged, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s life-time by such Participant only (or, in the event of the Participant’s Disability, such Participant’s legal representative). Following a Participant’s death, all rights with respect to Awards that were outstanding at the time of such Participant’s death and have not terminated shall be exercised by his designated beneficiary or by his estate in the absence of a designated beneficiary.

Section 18.2 Tax Withholding. The Company or the Subsidiary employing a Participant shall have the power to withhold up to the minimum statutory requirement, or to require such Participant to remit to the Company or such Subsidiary, an amount sufficient to satisfy all U.S. federal, state, local and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any Award granted under the Plan. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Board may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender Common Shares (including Common Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (but no greater amount).

Section 18.3 Beneficiary Designation. Pursuant to such rules and procedures as the Board may from time to time establish, a Participant may name a beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his lifetime.

Section 18.4 Delivery of Financial Statements to Participants. Each year the Company will provide the Company’s annual financial statements to the Participants and any other disclosures required for compliance with applicable securities laws, to the extent applicable.

Section 18.5 No Guarantee of Employment or Participation. Nothing in the Plan or in any agreement granted hereunder shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or retention at any time, or confer upon any Participant any right to continue in the employ or retention of the Company or any Subsidiary. No Employee or Eligible Director shall have a right to be selected as a Participant or, having been so selected, to receive any Awards.

Section 18.6 No Limitation on Compensation; No Impact on Benefits. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary to establish other plans or to pay compensation to its Employees or Eligible Directors, in cash or property, in a manner that is not expressly authorized under the Plan. Except as may otherwise be specifically and unequivocally stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such plan, policy or program. The selection of an Employee as a Participant shall neither entitle such Employee to, nor disqualify such Employee from, participation in any other award or incentive plan.

Section 18.7 No Voting Rights. Except as otherwise required by law, no Participant holding any Awards granted under the Plan shall have any right in respect of such Awards to vote on any matter submitted to the Company’s stockholders until such time as the shares of Common Shares underlying such Awards have been issued, and then, subject to the voting restrictions contained in the Subscription Agreement.

Section 18.8 Requirements of Law. The granting of Awards and the issuance of shares of Common Shares pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Awards shall be granted under the Plan, and no Common Shares shall be issued under the Plan, if such grant or issuance would result in a violation of applicable law, including U.S. federal securities laws and any applicable state or non-U.S. securities laws.

Section 18.9 Freedom of Action. Nothing in the Plan or any Award Agreement evidencing an Award shall be construed as limiting or preventing the Company or any Subsidiary from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any Award as a result of any such action.

Section 18.10 Unfunded Plan; Plan Not Subject to ERISA. The plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

Section 18.11 Term of Plan. The Plan shall be effective as of December 1, 2006 (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Article XVI, until the later of: (i) the tenth anniversary of the original effective date of the Plan, or (ii) the fifth anniversary of the effective date of the latest Plan amendment approved by the Company’s shareholders that increases the total number of shares available for issuance under the Plan. Following the termination of the Plan, the provisions of the Plan shall continue thereafter to govern all outstanding Awards granted prior to such termination.

Section 18.12 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.